Exhibit 23.2

Consent of Wilkins Miller, P.C., Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CPSI 401(k) Retirement Plan of our report dated February 16, 2001 (except for the third paragraph of Note 12, as to which the date is May 6, 2002), with respect to the financial statements and schedule of Computer Programs and Systems, Inc., as of and for the year ended December 31, 2000, included in the Registration Statement on Form S-1 (File No. 333-84726) and related prospectus, filed with the Securities and Exchange Commission.

/s/    WILKINS MILLER, P.C.
Mobile, Alabama
August 22, 2002